Exhibit 10.2

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of March 31, 2021 (the “Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender and HORIZON CREDIT II LLC, a Delaware limited liability company with an office located at 312 Farmington Avenue, Farmington, Connecticut 06032, as assignee of HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Horizon”) (each a “Lender” and collectively, the “Lenders”), and LOGICBIO THERAPEUTICS, INC., a Delaware corporation with offices located at 65 Hayden Ave 2nd Floor, Lexington MA 02421 (“Parent”) and LOGICBIO AUSTRALIA PTY LIMITED (ACN 625 479 610), an Australian proprietary limited company with an address at 65 Hayden Ave 2nd Floor, Lexington MA 02421 and a wholly owned Subsidiary of Parent (“Australian Sub”) (Parent and Australian Sub, individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of July 2, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and is replaced by the following:

(b)Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the Amortization Date for each Term Loan, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal for such Term Loan, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s portion of such Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to the number of Payment Dates between such Term Loan’s Amortization Date and Maturity Date, both included.  All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

BOS 48696301v2

BOS 48696301v5

BOS 48696301v11

ACTIVE 52655609v1

95127576_2

3.

Section 2.5 of the Loan Agreement is hereby amended by deleting the word “and” immediately following Section 2.5(d), replacing “.” at the end of Section 2.5(e) with “; and” and adding Section 2.5(f) thereto as follows:

(f)  Third Amendment Fee.  A fully earned and non-refundable third amendment fee in the amount of Fifty Thousand Dollars ($50,000.00) to be shared between the Lenders pursuant to their respective Commitment Percentages which shall become due and payable upon the earlier of: (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d).

4.	The address for Collateral Agent and Oxford in Section 10 is hereby updated as follows:

If to Collateral Agent or Oxford:	OXFORD FINANCE LLC 115 South Union Street Suite 300 Alexandria, Virginia 22314 Attention: Legal Department Fax: (703) 519‑5225 Email: LegalDepartment@oxfordfinance.com

5.	The address for Borrower in Section 10 is hereby updated as follows:

If to Borrower:	LOGIOBIO THERAPEUTICS, INC. 65 Hayden Ave, 2nd Floor Lexington, Massachusetts 02421 Attn: Cecilia Jones, Chief Financial Officer Fax: N/A. Email: cjones@logicbio.com

with a copy (which shall not constitute notice) to:	Ropes & Gray, LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 Attn: Marc A. Rubenstein Email: marc.rubenstein@ropesgray.com

6.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” is July 1, 2021; provided, however, if the Funding Date of Term B Loan is after July 1, 2021, then the Amortization Date for Term B Loan shall be the first Payment Date on or after the Funding Date of Term B Loan.

“Basic Rate” is with respect to any Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (a) Eight and Seventy Five Hundredths percent (8.75%) and (b) the sum of (i) thirty (30) day U.S. LIBOR rate reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (ii) Six and twenty five Hundredths percent (6.25%).  Notwithstanding the foregoing, the Basic Rate for the Term Loan for the period from the Effective Date through and including July 31, 2019 shall be Eight and seventy-five hundredths percent (8.75%).  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a LIBOR Transition Event, Collateral Agent may, in its good faith business judgement, amend this Agreement to replace the Basic Rate with a LIBOR Replacement Rate. Any such amendment with respect to a LIBOR Transition Event will become effective at 5:00 p.m. (Eastern Standard Time) on the third Business Day after Collateral Agent has notified Borrower of such amendment.  Any determination, decision or election that may be made by Collateral Agent pursuant hereto will be conclusive and binding absent manifest error and may be made in Collateral Agent’s sole, but reasonable discretion and without consent from any other party.

“Second Draw Period” is the period commencing on the date of the occurrence of the Second Draw Period Commencement Date and ending on the earliest of (i) the date that is thirty (30) days immediately following the Second Draw Period Commencement Date, (ii) September 30, 2021 and (iii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the Second Draw Period Commencement Date an Event of Default has occurred and is continuing.

“Milestone Event” is the enrollment of the first patient in the Phase I/II clinical trial for Borrower’s drug candidate LB-001, on or before September 30, 2021 and the receipt of written notice from Borrower signed by (i) the Parent’s then head of clinical development, in his or her capacity as the head of Parent’s clinical development and (ii) the Parent’s then CEO and Director in his or her capacity as both the CEO and Director of the Parent, in form and substance reasonably acceptable to Lenders, notifying the Lenders of the Milestone Event on or before the aforementioned date.

7.	Section 13.1 of the Loan Agreement is hereby further amended by adding the following definitions thereto in alphabetical order:

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“LIBOR Replacement Rate” means the sum of: (a) the alternate benchmark rate (which may include SOFR) that has been selected by Collateral Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR rate for U.S. dollar-denominated syndicated credit facilities and (b) the LIBOR Replacement Spread; provided that, if the LIBOR Replacement Rate as so determined would be less than zero, the LIBOR Replacement Rate will be deemed to be zero for the purposes of this Agreement.

“LIBOR Replacement Spread” means, with respect to any replacement of the Basic Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Collateral Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR rate for U.S. dollar-denominated syndicated credit facilities at such time.

“LIBOR Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the LIBOR rate announcing that such administrator has ceased or will cease to provide the LIBOR rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR rate;

(2)   a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR rate, a resolution authority with jurisdiction over the administrator for the LIBOR rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR rate, which states that the administrator of the LIBOR rate has ceased or will cease to provide the LIBOR rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR rate; or

(3)   a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR rate announcing that the LIBOR rate is no longer representative.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

8.	Limitation of Amendment.

a.

The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.

9.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

10.	Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.

11.

The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof.  Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

12.

This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from the Designated Deposit Account in accordance with Section 2.3(d) of the Loan Agreement.

13.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

14.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to the Loan Agreement to be executed as of the date first set forth above.

BORROWER:

LOGICBIO THERAPEUTICS, INC.

By /s/ Frederic Chereau
Name: Frederic Chereau
Title: Chief Executive Officer

LOGICBIO AUSTRALIA PTY LIMITED

By /s/ Cecilia Jones	By /s/ Frederic Chereau
Name: Cecilia Jones	Name: Frederic Chereau
Title: Director	Title: Director

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

LENDER:

HORIZON CREDIT II LLC

By /s/ Robert D. Pomeroy, Jr.
Name: Robert D. Pomeroy, Jr
Title: Chief Executive Officer